                                                  ------------------------
                   UNITED STATES                        OMB APPROVAL
        SECURITIES AND EXCHANGE COMMISSION        ------------------------
              WASHINGTON, D.C. 20549              OMB Number:    3235-0058
                                                  Expires:    May 31, 1997
                    FORM 12B-25                   Estimated average burden
                                                  hours per response..2.50
            NOTIFICATION OF LATE FILING           ------------------------
                                                      SEC FILE NUMBER
                                                          0-22170
                                                  ------------------------
                                                       CUSIP NUMBER
                                                  ------------------------
                                                        294273 10 7
                                                  ------------------------
(Check One):

|X| Form 10-KSB
[ ] Form 20-F
[ ] Form 11-K
[ ] Form 10-Q
[ ] Form N-SAR

     For Period Ended: DECEMBER 31, 1997
     [X] Transition Report on Form 10-KSB
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
         For the Transition Period Ended: December 31, 1997

--------------------------------------------------------------------------------
Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


--------------------------------------------------------------------------------
PART I -- REGISTRANT INFORMATION

EPOCH PHARMACEUTICALS, INC.
Full Name of Registrant

MICROPROBE CORPORATION
Former Name if Applicable

1725 220th Street SE, #104
Address of Principal Executive Office (Street and Number)

Bothell, WA  98021
City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |   (a)    The reasons described in reasonable detail in Part III of this
     |          form could not be eliminated without unreasonable effort or
     |          expense;
     |
[X]  |   (b)    The subject annual report, semi-annual report, transition report
     |          on Form 10-K, Form 20-K, 11-K, Form N-SAR, or portion thereof,
     |          will be filed on or before the fifteenth calendar day following
     |          the prescribed due date; or the subject quarterly report of
     |          transition report on Form 10-Q, or portion thereof will be filed
     |          on or before the fifth calendar day following the prescribed due
     |          date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof,could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

(See attached Summary)                                          SEC 1344 (11-91)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Sanford S. Zweifach                  425                  485-8566
        ------------------------------------------------------------------------
               (Name)                     (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been
        filed? If the answer is no, identify report(s). [X] Yes    [ ] No


(3) Is it anticipated that any significant change in results of operations form the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
        portion thereof?   [ ] Yes    [X] No

        If so, attach an explanation of the anticipate change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------


                           EPOCH PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date March  27, 1998                 By    /s/ Sanford S. Zweifach
     ------------------------------       --------------------------
                                          Sanford S. Zweifach, President,
                                          CFO and Secretary

INSTRUCTION: The firm may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


--------------------------------------------------------------------------------
                                    ATTENTION
            INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulation sunder the Act. The information contained in or filed with the form will be made a matter of public record in the Commission Files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

FORM 12B-25

EPOCH PHARMACEUTICALS, INC.
    (Supplement)


PART III -- NARRATIVE

    The Annual Report on Form 10-KSB for the year ended December 31, 1997 could not be filed within the prescribed time period because the Company was unable, without unreasonable effort or expense, to obtain certain information required to describe in the Form the change in the focus of the Company's business activities.


                                      3